OPTION AGREEMENT


                     Dated Effective as of February 2, 1998

                                    Between

                  Polskie Gornictwo Naftowe I Gazownictwo S.A.
                      Oddzial Biuro Geologiczne - GEONAFTA
                                      and

                                FX ENERGY, INC.

                                      and

                             APACHE OVERSEAS, INC.



             Pertaining to the Western Carpathian Area Concessions

                                OPTION AGREEMENT

This Option Agreement (this "Agreement') is entered into on March 4, 1998, but shall become effective when FXEN, APACHE and/or their subsidiary first obtains one or more concessions under the New Usufruct, as that term is defined below. This Agreement is between and among Polskie Gornictwo Naftowe I Gazownictwo S.A., Oddzial Buro Geologiczne-GEONAFTA, ("POGC") and FX Energy, Inc., a Nevada corporation ("FXEN") and APACHE Overseas, Inc., a Delaware corporation ("APACHE")

                                    RECITALS

A. Through the support and cooperation of POGC, FXEN and APACHE (through Polish subsidiaries) have acquired certain rights to explore for and exploit natural gas and oil in the Western Carpathian region of the Republic of Poland, under the FX/APA Usufruct and the New Usufruct (as defined in this Agreement).

B POGC has acquired certain rights to explore for natural gas and oil in the same region, under the POGC Concessions (as defined in this Agreement). In addition, POGC has acquired a substantial amount of geological and geophysical data in the Western Carpathian region, and has generous1y shared this data with FXEN and APACHE.

C. In view of the mutual interests of POGC, FXEN and APACHE in the Western Carpathians, FXEN and APACHE wish to grant to POGC the option to participate with them in operations on the FX/APA Usufruct and the New Usufruct and POGC wished to grant to FXEN and APACHE the option to participate with POGC in operations on the POGC Concessions.

NOW, THEREFORE, in consideration of thc foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

DEFINITIONS

"Participation Interest(s)" shall have the meaning described in Article 3.2.

"Hydrocarbon Concession Block(s)" or "Block(s)", refers to one or more of the 480 numbered rectangular areas, each encompassing approximately 1,000 square kilometers, which in the aggregate comprise a and promulgated by the Bureau of Geological Concessions for the purpose of identifying hydrocarbon concession areas.

"FX/APA Usufruct"' means that certain Mining Usufruct Agreement dated October 14, 1997, between FX Energy Poland Sp. z o.o and Gasex Production Company Sp. zo.o., Commercial Partnership and the State Treasury of the Republic of Poland, covering the following twelve Hydrocarbon Concession Blocks no. 410, 411, 412, 413, 414, 415, 430, 431, 432, 433, 452 and 453.

"New Usufruct" means that certain Mining Usufruct Agreement now being applied for by FXEN and APACHE in the region of southwestern Poland bordered on the north by 50. 15' 00" north latitude, on the east by 22. 00' 00" east longitude, on the south by 49. 50' 00" and on the west by the border of the Republic of Poland, covering all or parts of Blocks 388-396 and 408-416.

"POGC Concession(s)" refers to one or more of the following. Rozlropica-Rudzica 35/95/p; ZywiecWadowice 6/95/p; Lachowice 9/95/p; Stryszawa-Lanckorona 4/96/p; Wisniowa-Raciechowice 3/96/p; Gdow-Cichawa-Bochnia 17/96/p; Myslenice-Limanowa-Czchow 14/95/p; Tarnow-Zawada-Garbek 5/97/p; Tarnow-Zawada 27/96/p.

ARTICLE 1.  IDENTIFICATION OF INTERESTS

1.1 FXEN and APACHE, through wholly-owned subsidiaries, are the holders of rights to explore for and explore natural gas and oil ("Hydrocarbon Rights") in those lands covered by the FX/APA usufructs. POGC, directly or through wholly-owned subsidiaries, is the holder of Hydrocarbon Rights in those lands covered by the POGC Concessions. FXEN and APACHE, through wholly-owned subsidiaries, have applied to the State Treasury of the Republic of Poland for the New Usufruct with the consent and support of POGC.

1.2 FXEN and APACHE have entered into agreements dividing the beneficial interest in the FX/APA Usufruct and the New Usufruct between them initially on a 50./50% basis. FXEN and APACHE to arrange for the FX/APA Usufruct and the New Usufruct and the concessions issued pursuant thereto to be held by a Polish comrnercia1 partnership comprised of one Polish limited liability company owned by FXEN and another Polish limited liability company owned by APACHE. In cases where this Agreement results in ownership being shared by APACHE, FXEN and POGC, (or any two of them), they shall hold such interests through a Polish commercial partnership composed of one Polish limited liability company owned by POGC, another Polish limited liability company owned by FXEN and another Polish limited liability company owned by APACHE (or any two of them).

1.3 POGC as the sole owner of the POGC Concession, is not at present a party to any operating agreement or similar document (other than the applicable concession agreements) with respect to its ownership of the mineral rights therein or the operation thereof. POCC will promptly inform FXEN and APACHE in writing about any agreements affecting ownership of the interests in and operations on the POGC Concessions. FXEN and APACHE are in the process of drafting the documents which will govern their respective rights and obligations, which at present include Partnership Agreements, Joint Operating Agreements, and Accounting Procedure Agreements (collectively, and including substitute documents, the "Operating Documents"). FXEN and APACHE have agreed that APACHE will be responsible for management and control of operations and of the partnerships which will hold the Usufructs and the concessions. FXEN and APACHE will promptly inform POGG in writing about any agreements affecting ownership of the interests in and operations on the FX/APA or New Usufructs.

1.4 FXEN and APACHE have reviewed end analyzed a substantial amount of existing data pertaining to the lands covered by the FX/APA Usufruct and the New Usufruct and plan to review and analyze additional existing data. FXEN and APACHE also plan to acquire a significant amount of new seismic data during 1989 and 1999. FXEN and APACHE are formulating plans for future activity, and expect to drill a significant number of new exploratory wells in the FX/USUFRUCT and the New Usufruct during 1998 and 1999, subject to data supporting prospective drill sites.

ARTICLE 2. GRANT OF OPTIONS TO POGC

2. FXEN and APACHE hereby grant to POGC an option to take an interest of up to thirty-three and one-third percent (33.333%) in all or part of the FK/APA Usufruct and the New Usufruct.

2.2 POCC may exercise its option in each Usufruct on a "Block by Block" basis; that is, it may take an interest in one, or several, or all of the Hydrocarbon Concession Blocks in a particular Usufruct. In order to maintain uniform interests, when POGC first designates the percentage interest (other than zero percent) it will take in a Block within a particular Usufruct, then it must thereafter take either the same (non-zero) percentage, or it may take zero, with respect to all other Blocks in the same Usufruct.

2.3 The FX/APA Usufruct and the New Usufruct cover only a small portion of the land in certain Hydrocarbon Concession Blocks, either because of other existing Usufructs or because the Blocks lie outside the territory of Poland. Therefore, the following groups of Blocks will be considered just one Block for purposes of the "Block by Block" option described in Article 2.2

          a.   Blocks 388, 389, 408 and 409;
          b.   Blocks 430, 431, 45O and 451; and
          c.   Blocks 452 and 453.

2.4 A discovery well in one Block may lead to the grant of a single exploitation concession covering land within that Block as well as contiguous land within an adjacent Block. In such case, the ownership interests of the parties in such exploitation concession shall be the same as their interests in the discover well first drilled by one or more of the parties hereto after the date of this Agreement, whether or not a First Well (defined below) has been drilled in the adjacent Block. For all purposes of this Agreement, including the "Block by Block" option described in Article 2.2, the land covered by the exploitation concession shall be considered to be in the Block where the initial discovery was made.

ARTICLE 3. EXERCISE OF OPTION BY POGC

3.1 APACHE, as Operator, will provide at 1east 60 days' notice to POGO of its intention to drill the first well after the date of this Agreement (the "First Well") in each Block (as that term is modified by Articles 2.3 and 2.4) on lands covered by the FX/APA Usufruct or thc New Usufruct. The notice of the proposed First Well shall include an estimate of costs, an anticipated spud date, and technical information supporting the proposed well, such as seismic sections, maps and petrophysical logs (where available). If POGC wished to take an interest in such Block it may do so by exercising its option as provided below and by participating in such First Well. If POGC does not exercise its option and participate in any particular First Well, it shall have no further interest in the Block (as that term is modified by Articles 2.3 and 2.4) in which such First Well was drilled.

3.2 POGC shall have thirty (30) days from the date of notice of a First Well to give written notice to APACHE and FXEN the POGC has elected to join in the proposed well and in the related Block. If POGC elects to exercise it option, it shall designate in the notice of election the amount of interest it wished to take (its "Participation Interest"), which may be any amount up to the maximum permitted under Article 2.1, subject to the provisions for uniform interest in Article 2.2. If POGC does not provide a notice of election within said thirty (30) day period such failure shall be deemed conclusively and irrevocably to be an election by POGC not to exercise the applicable option. Any delay in the actual spud of the well shall not extend the time for exercise of the option.

3.3 If POGC makes an affirmative election to join in a First Well, then it shall be responsible for its Participation Interest share of all costs of such well, regardless of whether such costs were incurred before or after the election. In addition, POGC shall also be responsible for its Participation Interest share of all other costs related to the applicable Block which accrue on or after (but not before) the actual spud date of the applicable First Well, including any usufruct fees, concession fees, training fees, general and administrative costs, geological and geophysical costs, drilling, production and operating costs, and taxes and royalties, all in accordance with the Operating Documents.

3.4 If POGC makes an affirmative election to participate in a First We11 it shall, within thirty (30) days after its notice of election, become a signatory to the applicable Operating Documents.

ARTICLE 4.  GRANT OF OPTIONS TO FXEN AND APACHE

4.1 POGC hereby grants to APACHE an option to take an interest of up to thirty three and one-third percent (33.333%) in all or any one or more of the POGC Concessions as specified in, Definitions. POGC hereby grants to FXEN an option to take an interest of up to thirty three and one-third percent (33 333%) in all or any one or more of the POGC Concessions as specified in Definitions.
4.2 FXEN and APACHE each may exercise its option independently of the other and each may exercise its option on a "Usufruct by Usufruct" or "Concession by Concession" basis; that is, each may take an interest in one, or several, or al1 of the POGC Concessions.

ARTICLE 5. EXERCISE OF OPTIONS BY FXEN and APACHE

5.1 POGC, as Operator, will provide at least 60 days' notice to FXEN and APACHE of its intention to drill the First Well after the date of this Agreement in each POGC Concession. The notice of the proposed First Well shall include an estimate of costs, an anticipated spud date, and technical information supporting the proposed well, such as seismic sections, maps and petrophysical logs (where available). In addition, the notice shall be accompanied by copies of any and all documents relating to the applicable mineral rights and the operations thereon. If either FXEN or APACHE wished to take an interest in such POGC Concession may do so by exercising its option as provided below and by participating in such First Well. If either APACHE or FXEN does not exercise its option and participate in any particular First Well, it shall have no further interest in the POGC Concession in which such First Well was drilled.

5.2 FXEN and APACHE each shall have thirty (30) days from the date of notice of a First Well.

5.3 If either FXEN or APACHE makes an affirmative election to join in a First Well, then it will be responsible for its Participation Interest share of all costs of such well, regardless of whether such costs were incurred before or after the election. In addition, FXEN or APACHE, as applicable, shall also be responsible for its Participation Interest share of all other costs related to the applicable POGC Concession which accrue on or after (but not before) the actual spud date of the applicable First Well, including any usufruct fees, concession fees, training fees, general and administrative costs, geological and geophysical costs, drilling, production and operating costs, and taxes and royalties, al1 in accordance with the Operating Documents.

5.4 If either FXEN or APACHE makes an affirmative election to participate in a First Well it shall, within thirty (30) days after its notice of election, become a signatory to a set of operating documents to be prepared which mirror the Operating Documents referred to in Article 1.3.

5.5 In the event that one of FXEN or APACHE elects to take up its option on a given POGC Concession and the other does not, the party electing to exercise its option shall also have the right to take up al1 or part of the share of the party which has elected not to exercise its option, on giving notice to POCC to that effect within the time set out in Article 5.2 above. The party electing to exercise its option shall not have the right to take an interest greater than forty nine percent (49%) in the aggregate without the consent of POGC.

ARTICLE 6. GRANT OF RIGHT TO INITIATE OPERATIONS ON POGC USUFRUCTS IN CERTAIN CIRCUMSTANCES

6.1 It is possible that APACHE and FXEN may wish to initiate and conduct geological and geophysical investigations or drilling operations on POGC Concessions. In principle, POGC is willing to give its consent to such activities on a case by case basis, especially in cases where APACHE and FXEN agree to operate and pay for further investigations at their sole risk. APACHE and FXEN are encouraged to present any detailed proposal for consideration by POGC, including in such proposal the specific investigations or operations proposed to be carried out at the sole risk of APACHE and FXEN and the specific operations which will be earning events under Articles 4 and 5. Subject to POGC approval, APACHE shall have the right to serve as operator in the applicable POGC Concession pursuant to the Operating Documents.

ARTICLE 7. INFORMATION AND CONFIDENTIALITY

7 1 All information and data (geophysical, geological, engineering, production marketing or otherwise) provided to party hereunder shall be kept confidential by such party unless the release of such information to a third party is required by law. The term during which information is to be kept secret and confidential shall coincide with the term of this Agreement or for a period of three years from the effective date of this Agreement, whichever is later.

7.2 The parties hereto agree to strictly observe and abide by the terms and conditions governing date received by any of them from the government of the Republic of Poland or from any party hereto.

7.3 The applicable operating party shall notify each of the other parties hereto at least monthly of progress toward selection of First Wells. So 1ong as there is any POGC Concession, or any Hydrocarbon Concession Block within the area covered by the FX/FPA Usufruct or the New Usufruct, where a First Well has not been drilled, each party hereto shall have access to all data of the other parties hereto pertaining to the selection of First Well drill sites in, which the accessing party has a right to participate, including all seismic and other geological, geophysical, geochemical and production data, in order to allow such party to be ready to make its determination whether or not to exercise its options.

ARTICLE 8. FURTHER ASSURANCE AND ASSISTANCE

The Parties agree to execute and deliver to each other all such additional documents and instruments and do all such further acts and things as may bc reasonably requested by any Party to effectively carry out the intent of this Agreement. In particular, POGC will use its best efforts to help obtain the necessary concessions and permits on behalf of itself; APACHE and FXEN in those parts of the FX/APA Usufruct area and the New Usufruct area where POGC is or has the right to be a participant.

ARTICLE 9. ASSIGNMENT; ABANDONMENT

9.1 To the extent that option rights under this Agreement have not yet become exercisable, the rights and obligations under this Agreement shall be assigned only to:

     a.   an affiliate of the assigning party; or

     b. a third patty (with the prior consent of the other parties hereto which shall not be unreasonably withheld in the case of a technically and financially competent assignee) provided that such third party also receives assignment of all the Usufruct rights of the assigning party which are still subject to option rights of the other parties hereto.

     After exercise (or expiry, as the case may be) of any option granted hereunder, the rights of the participating parties in any Usufruct shall be governed by the Operating Documents which apply to that Usufruct.

9.2 Each party to this Agreement may exercise its rights and perform its obligations hereunder through one or more subsidiaries or affiliates, in which case the term "APACHE", "POGC" or "FXEN", as applicable, shall be deemed to refer to and include such subsidiaries or affiliates.

9.3 If any party decides to abandon, relinquish or allow to expire undrilled any Block or Usufruct that is subject to this Agreement, it shall give notice to the other parties and an opportunity to take over such Block or Usufruct on terms to be agreed at the time. The parties shall endeavor to give notice sufficiently far in advance to allow the other parties adequate time to evaluate, decide and commence any required operations.

ARTICLE 10. AMENDMENT

This Agreement may only be altered, varied or amended by written instrument executed by all the parties.

ARTICLE 11. NOTICE

Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (confirmed by telefax/facsimile) or telefax/facsimile to, the relevant address set out below or such other addresses as any party wishing to change its address may notify to the other party from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand), the first working day next following the day of sending (if sent by facsimile) and the first working day next following, the day of receipt (if sent by post).

FX Energy, Inc.                    Polish Oil and Gas Company
                                   Geological Bureau - GEONAFTA
Attn: David N. Pierce              Attn:  Marek Hoffmann
3006 Highland Drive, Suite 206     Jagiellonska 76
Salt Lake City, UT 84106           03-301 Warsaw, Poland
Telephone:     1-801-486-5555      Telephone:     48-22-811-2606
Fax:      1-801-486-5575           Fax:      48-22-811-2878


APACHE Overseas, Inc.
Attn: Floyd R Price
2000 Post Oak Boulevard
Houston, Texas 77056-4400
Telephone:     1-713-296-6000
Fax:      1-713-296-6451

In WITNESS whereof the parties have caused this Agreement to be executed by their duly authorized representatives the day month and year first written.


FX Energy, Inc.                    Polskie Gornictwo Naftowe Gazownictwo S. A.
                                   Oddzia1 Buro Geologiczne - GEONAFTA

By /s/Andrew W. Pierce, Director   By /s/ Marek Hoffmann, Director


Apache Overseas, Inc.


By /s/ Floyd R. Price, President